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Total Control Acquires Industrial Computer Company

MELROSE PARK, Ill., June 8 -- Total Control Products, Inc. announced that it has signed an agreement to acquire substantially all of the net operating assets of Deeco Systems (Deeco), a designer and manufacturer of flat panel factory automation products, for $5.5 million in cash and an earn out of up to $2 million if certain financial targets for the twelve month period ended January 31, 1999 are met. Deeco is an operating business unit within LucasVarity's Electrical and Electronic Systems Division. Revenues of Deeco were approximately $15 million for the twelve months ended January 31, 1998.

Total Control designs, develops and markets products and technology for the control segment of the industrial automation market. These products range from closed architecture programmable logic controller operator interfaces and industrial computers to open architecture control software and systems, and are sold primarily through an international network of independent distributors.

For further information contact Peter Nicholson, Chief Financial Officer at Total Control Products, Inc., 2001 N. Janice Ave. Melrose Park, Ill., 60160, 708-345-5500 or Juli Ballesteros, Communications Manager, North America, Electrical and Electronic Systems Division at LucasVarity at 703-834-2810.

NOTE: Statements and projections concerning the future financial condition, results of operations and business of Total Control Products, Inc. and subsidiaries are "forward-looking"' statements which are inherently uncertain. Actual performance and results are subject to many risk factors, including changing market conditions, the timing of new product introductions by the Company, its competitors or third parties, the loss of any significant distributors, currency fluctuations, disruption in the supply of components for the Company's products, and other factors discussed in the Company's March 11, 1997 prospectus for its initial public offering.

SOURCE: Total Control Products, Inc.